Exhibit 99

GORMAN-RUPP REPORTS FOURTH QUARTER AND FULL-YEAR 2015 FINANCIAL RESULTS

Mansfield, Ohio – February 5, 2016 – The Gorman-Rupp Company (NYSE MKT: GRC) reports financial results for the fourth quarter and year ended December 31, 2015.

Net sales during the fourth quarter were $98.8 million compared to a record $105.0 million during the fourth quarter of 2014. Domestic sales decreased 10.6% or $7.4 million while international sales increased 3.7% or $1.2 million between these periods. Sales in water end markets decreased 4.4% or $3.3 million and sales in non-water end markets decreased 9.4% or $2.9 million during the quarter. Of the total $6.2 million decrease in net sales in the fourth quarter, $2.0 million or 32.5% of the decrease was due to unfavorable foreign currency translation. Due to fewer shipping days and normal seasonality in the Company’s weather-related markets, the fourth quarter typically is the lowest volume quarter of most years.

The fourth quarter activity in water end market sales included $1.4 million of increased sales in the fire protection market due primarily to higher domestic sales. Offsetting this increase were decreased sales of $3.5 million in the construction market due principally to the severe global decline in drilling of oil and gas and $1.3 million in the agricultural market due to unseasonably wet weather conditions in most locations domestically and lower farm products pricing and farm income. Decreased sales in the non-water end markets during the fourth quarter of 2015 were due primarily to $3.5 million of lower sales in the industrial market also largely attributable to the downturn in oil and gas. This decrease was partially offset by increased sales in the OEM market related to power generation equipment.

Net sales for the year ended December 31, 2015 were $406.2 million, the second highest sales year in the Company’s history, compared to a record $434.9 million during the same period in 2014, a decrease of 6.6% or $28.7 million, principally due to lower domestic sales. Of the total decrease in net sales during the year ended December 31, 2015, $8.0 million or 27.9% was due to unfavorable currency translation.

Sales in water end markets decreased 4.4% for the year or $13.3 million. Activity in the water end markets included $13.3 million of increased sales in the fire protection market principally from higher international sales. This increase was offset by $15.0 million of lower sales in the construction market due primarily to the severe global decline in new oil and gas drilling which affected both domestic and international sales. Despite increased shipments of $23.4 million related to the large New Orleans Permanent Canal Closures and Pumps (“PCCP”) project, sales in the municipal market decreased $7.1 million overall driven by reduced demand for large volume pumps for wastewater and water supply projects. Also, sales decreased $6.4 million in the agricultural market primarily due to unseasonably wet weather conditions in most locations domestically and lower farm products pricing and farm income. Sales decreased 11.8% or $15.4 million in non-water markets due to $8.4 million of lower sales in the OEM market primarily related to less power generation equipment and pumps for military applications. Also, sales in the industrial market decreased $6.6 million largely due to the downturn in oil and gas.

Due to recent increased employee retirements and a related surge in lump sum pension payments, the Company recorded a U.S. GAAP-required $0.4 million non-cash pension settlement charge during the fourth quarter of 2015 relating to its defined benefit pension plan. The Company recorded a total of $3.8 million in non-cash pension settlement charges in 2015. The rate of retirements was less in 2014 and settlement charges were not required.

Gross profit was $21.2 million for the fourth quarter of 2015, resulting in gross margin of 21.5% compared to 23.8% for the same period in 2014. Operating income was $7.0 million, resulting in operating margin of 7.0% for the fourth quarter of 2015 compared to 10.6% for the same period in 2014. The quarter’s gross profit and operating income margin declines were due principally to the sales volume decrease from 2014 to 2015, sales mix changes due to increased percentages of shipments of lower margin engine and motor equipped systems, and the non-cash pension settlement charge described above of approximately 30 and 50 basis points, respectively. Net income was $5.3 million during the fourth quarter of 2015 compared to $7.9 million in the fourth quarter of 2014 and earnings per share were $0.21 and $0.30 for the respective periods. The non-cash pension settlement charge described above negatively impacted the current quarter earnings per share by $0.01 per share.

Gross profit was $92.6 million for the year ended December 31, 2015, resulting in gross margin of 22.8% compared to 24.7% for 2014. Operating income was $36.4 million, resulting in operating margin of 9.0% for the year compared to 12.3% for 2014. The 2015 gross profit and operating income margin declines were due principally to the sales volume decrease from the record level in 2014, sales mix changes due to increased percentages of shipments of lower margin engine and motor equipped systems, and the non-cash pension settlement charge described above of approximately 60 and 90 basis points, respectively. Net income was $25.1 million during the year ended December 31, 2015 compared to a record $36.1 million for 2014 and earnings per share were $0.96 and $1.38 for the respective years. The non-cash pension settlement charge described above negatively impacted 2015 earnings per share by $0.10 per share.

The Company’s backlog of orders was $117.1 million at December 31, 2015 compared to $160.7 million a year ago and $138.8 million at September 30, 2015. The decrease in backlog from a year ago is due primarily to approximately $37.7 million of shipments related to the PCCP project in 2015. Approximately $10.5 million of orders related to the PCCP project remain in the December 31, 2015 backlog total and are scheduled to ship during the first three quarters of 2016. The remainder of the decrease is a result of lower order rates in 2015 due to unfavorable domestic weather conditions and global impacts relating to oil pricing and production.

The Company generated $40.7 million of operating cash flow during 2015 and continues to have a strong and flexible balance sheet. Cash and cash equivalents totaled $23.7 million at December 31, 2015 and working capital increased $9.6 million from December 31, 2014 to $145.9 million at December 31, 2015. Operational reductions in inventories of $11.9 million were equally offset by the Company’s payoff of its $12.0 million of short-term debt, and most of the remaining working capital increase was due to a surge in shipments during December, about one-half of which related to delayed November shipments. Capital additions for 2015 were reduced from original expectations of $18-$20 million and the Company invested a total of $9.2 million in buildings, building improvements, machinery and equipment. Capital additions for 2016 are presently planned to be in the range of $13-$15 million and are expected to be financed through internally-generated funds. As expected, the Company ended the year with no bank debt.

Jeffrey S. Gorman, President and CEO commented, “Although revenue decreased throughout the year, the Company modestly exceeded reduced expectations in spite of domestic and global uncertainties, including extensive currency translation impacts and the non-cash pension settlement adjustment. The turmoil related to the global price of oil and the strong U.S. dollar, and extended unfavorable domestic weather conditions, have caused extensive disruptions for our customers and most of the diverse markets we serve. While we continue to expect the near-term including most of 2016 to be similarly challenging, our outlook for the long-term remains positive as we believe that our strong, proven business model will drive long-term sales and earnings growth when global business conditions improve.”

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment, including interest rates, changes in foreign exchange rates, commodity pricing and capital and consumer spending and volatility in domestic oil production activity; (2) competitive factors and competitor responses to initiatives of The Gorman-Rupp Company; (3) successful development and market introductions of anticipated new products; (4) stability of government laws and regulations, including taxes; (5) stable governments and business conditions in emerging economies; (6) successful penetration of emerging economies; (7) unforeseen delays or disruptions in the PCCP project, including any further revisions to the timing of shipments for the project; (8) continuation of the favorable environment to make acquisitions, domestic and foreign, including regulatory requirements and market values of potential candidates and our ability to successfully integrate and realize the anticipated benefits of completed acquisitions; and (9) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE MKT: GRC

For additional information, contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net sales	$98,796	$104,974	$406,150	$434,925
Cost of products sold	77,584	79,939	313,570	327,366

Gross profit	21,212	25,035	92,580	107,559

Selling, general and administrative expenses	14,256	13,864	56,189	54,254

Operating income	6,956	11,171	36,391	53,305

Other (expense) income - net	484	222	875	429

Income before income taxes	7,440	11,393	37,266	53,734
Income taxes	2,128	3,505	12,157	17,593

Net income	$5,312	$7,888	$25,109	$36,141

Earnings per share	$0.21	$0.30	$0.96	$1.38

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)

	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$23,724	$24,491
Accounts receivable - net	76,758	70,734
Inventories	82,818	94,760
Deferred income taxes and other current assets	6,091	10,724

Total current assets	189,391	200,709

Property, plant and equipment - net	129,887	133,964

Deferred income taxes and other	3,860	6,313

Goodwill and other intangible assets	41,063	39,918

Total assets	$364,201	$380,904

Liabilities and shareholders’ equity
Accounts payable	$14,529	$17,908
Short-term debt	—	12,000
Accrued liabilities and expenses	28,931	34,438

Total current liabilities	43,460	64,346

Pension benefits	9,309	4,496

Postretirement benefits	20,784	21,297

Deferred and other income taxes	3,627	8,798

Total liabilities	77,180	98,937

Shareholders’ equity	287,021	281,967

Total liabilities and shareholders’ equity	$364,201	$380,904

Shares outstanding	26,083,623	26,260,543